SCHEDULE 14A
                                 (Rule 14a-101)

                             INFORMATION REQUIRED IN
                                PROXY STATEMENT

                           SCHEDULE 14A INFORMATION


Proxy  Statement  Pursuant  to  Section  14(a) of the Securities Exchange Act of
1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:


[ ] Preliminary Proxy Statement             [ ] Confidential, For  Use of the
[X] Definitive Proxy Statement                  Commission  Only (as permitted
[ ] Definitive Additional Materials             by Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12



                                LEGG MASON, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)




Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


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   Exchange  Act  Rule  0-11 (set forth  the  amount on which the  filing fee is
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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1) Amount previously paid:

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
                                [LEGG MASON LOGO]

                               100 Light Street
                           Baltimore, Maryland 21202

                                                                  June 12, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held at The Center Club, 100 Light Street, 16th Floor, Baltimore, Maryland at 10:00 a.m. on Thursday, July 23, 1998. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

     I hope that you will attend the meeting and look forward to seeing you there.

                                        Sincerely,

                                        /s/ Raymond A. Mason

                                        RAYMOND A. MASON
                                        Chairman of the Board
                                         and President

                               LEGG MASON, INC.

                              ------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, JULY 23, 1998

                              ------------------


To the Stockholders of
   LEGG MASON, INC.:

     The Annual Meeting of Stockholders of Legg Mason, Inc., a Maryland corporation, will be held at The Center Club, 100 Light Street, 16th Floor, Baltimore, Maryland, on Thursday, July 23, 1998, at 10:00 a.m. to consider and vote upon:

       (1) The election of four directors for the three-year term ending in 2001.

       (2) Amendment of the Legg Mason, Inc. 1988 Stock Option Plan For Non-Employee Directors.

       (3) Ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending March 31, 1999.

       (4) Any other matter that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 14, 1998 as the date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement and 1998 Annual Report to Stockholders.

                                        By order of the Board of Directors


                                        /s/ Charles A. Bacigalupo

                                        CHARLES A. BACIGALUPO
                                        Secretary

June 12, 1998

                               LEGG MASON, INC.
                               100 LIGHT STREET
                           BALTIMORE, MARYLAND 21202

                              ------------------
                                PROXY STATEMENT
                              ------------------
                        ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, JULY 23, 1998
                              ------------------

     The enclosed proxy is solicited by the Board of Directors of Legg Mason, Inc. (the "Company") and is revocable at any time prior to its exercise. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or any other means of communication, and the Company may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. This proxy material is being sent to stockholders on or about June 12, 1998.

     Stockholders of record at the close of business on May 14, 1998 are entitled to notice of and to vote at the meeting. As of the close of business on that date, there were outstanding and entitled to vote 27,572,660 shares of Common Stock, $.10 par value ("Common Stock"), each of which is entitled to one vote. See "Security Ownership of Management and Principal Stockholders" for information regarding ownership of the Common Stock.

     Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the meeting, with a quorum present. For purposes of the election of directors, abstentions do not affect the plurality vote. The affirmative vote of a majority of the votes cast on the proposal is required for approval of the amendment of the Legg Mason, Inc. 1988 Stock Option Plan For Non-Employee Directors, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on this amendment, an abstention will have the effect of a vote against the proposal unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event an abstention will not have any effect on the result of the vote.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Each year one class is elected to serve for a term of three years. The stockholders will vote at this Annual Meeting for the election of four directors for the three-year term expiring at the Annual Meeting of Stockholders in 2001. All nominees presently serve as directors.

     The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. In the event any nominee is unable to serve, the persons named in the proxy will vote for such substitute nominee as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

     The following material contains information concerning the nominees for election and those directors whose terms continue beyond the date of the Annual Meeting.

NOMINEES FOR DIRECTOR FOR THE TERM EXPIRING IN 2001

      EDMUND J. CASHMAN, JR., age 61, has been a director of the Company since its inception in 1981 and has served as a Senior Executive Vice President of the Company since December 1983. He has been a Senior Executive Vice President of Legg Mason Wood Walker, Incorporated ("LMWW"), the Compa-ny's principal subsidiary, since December 1983, and was an Executive Vice President of LMWW from 1977 until December 1983. He is responsible for supervising LMWW's syndicate, taxable fixed-income securities, private client services, public finance and equity institutional sales activities. Mr. Cashman is also President and a director of the Legg Mason Tax-Exempt Trust, Inc.; Vice Chairman of the Board of Legg Mason Income Trust, Inc.; President and a trustee of the Legg Mason Tax-Free Income Fund; a trustee of Legg Mason Cash Reserve Trust; a trustee of Bartlett Capital Trust; a director of LM Institutional Fund Advisors II, Inc.; and a director of EA Engineering, Science, and Technology, Inc.

     WILLIAM WIRTH, age 67, has been a director of the Company since July 1995. He was employed by Credit Suisse from 1961 until his retirement in March 1994. From 1977 to 1994, Dr. Wirth served as a member of the Credit Suisse Executive Board with responsibility for various areas of asset management, institutional investment counseling, mutual funds, economic research and financial analysis. He continues to occupy positions in several entities within the CS Holding Group, an international financial organization, including Chairman of the Board of Bank Hofmann AG, Zurich. He is also a Vice Chairman of Deutsche Bank (Switzerland) AG, Geneva.

     HAROLD L. ADAMS, age 59, has been a director of the Company since January 1988. He has been the Chairman of RTKL Associates, Inc., an international architecture, engineering and planning firm, since 1987 and the President of the firm since 1969.

     W. CURTIS LIVINGSTON, age 54, has been a director of the Company since 1989 and has served as the President and Chief Executive Officer of Western Asset Management Company since August 1984 and as Chairman since October 1995, having served as Senior Vice President of that firm since 1980. Western Asset Management Company is an investment advisory firm acquired by the Company in December 1986. Mr. Livingston is a director of Western Asset Trust, Inc., President and a director of LM Institutional Fund Advisors I, Inc. and a director of LM Institutional Fund Advisors II, Inc.

DIRECTORS CONTINUING IN OFFICE

                   Directors whose terms will expire in 1999

      RAYMOND A. MASON, age 61, has served as Chairman of the Board and President of the Company since its inception in 1981. He has served as Chairman and Chief Executive Officer of LMWW since 1975, and was its President from 1970 to November 1985. Prior to 1970, he was President of Mason & Company, Inc., which he founded in 1962. Mr. Mason is Chairman of the Board of the Legg Mason Value Trust, Inc., the Legg Mason Total Return Trust, Inc. and the Legg Mason Special Investment Trust, Inc. He is a director of Giant Food Inc.

      JAMES W. BRINKLEY, age 61, has been a director of the Company since its inception in 1981 and has served as a Senior Executive Vice President of the Company since December 1983. In November 1985, he became President of LMWW, having served as an Executive Vice President of LMWW since 1970. In February 1998, he also became the Chief Operating Officer of LMWW. Mr. Brinkley is responsible for supervising LMWW's Private Client Group, Operations and over-the-counter trading activities. He is a Trustee and Vice Chairman of the Securities Industry Association.

      NICHOLAS J. ST. GEORGE, age 59, has been a director of the Company since July 1983. Since February 1979, he has been the President and Chief Executive Officer of Oakwood Homes Corporation, a manufacturer and retailer of manufactured homes. Mr. St. George was the Director of Corporate Development for Ferguson Enterprises, Inc., a wholesale plumbing supplier, from 1976 to 1979 and was Group Vice President of LMWW, where he was engaged in investment banking activities, from 1973 to 1976. Mr. St. George is a director of Oakwood Homes Corporation, American Bankers Insurance Group, Inc. and Carey International, Inc.

     RICHARD J. HIMELFARB, age 56, has served as a director of the Company and as an Executive Vice President of the Company and LMWW since November 1983. He has been a Senior Executive Vice President of the Company and LMWW since July 1995. He is responsible for supervising the corporate and real estate finance activities of LMWW and other subsidiaries of the Company. From 1967 until joining the Company in 1983, Mr. Himelfarb was engaged in the private practice of law.

     ROGER W. SCHIPKE, age 61, has been a director of the Company since January 1991. He is engaged in private investment activities. From August 1993 through May 1996, he was Chairman of the Board and Chief Executive Officer of Sunbeam Corporation, a manufacturer of consumer products. From May 1990 to July 1993, he was Chairman of the Board, President and Chief Executive Officer of The Ryland Group, Inc. Prior to May 1990, Mr. Schipke served 29 years in various executive capacities with the General Electric Company, most recently as Senior Vice President of the Appliance Group. Mr. Schipke is a director of Brunswick Corporation, Oakwood Homes Corporation and the Rouse Company.

     EDWARD I. O'BRIEN, age 69, has been a director of the Company since February 1993. He is engaged in private investment activities. He serves in an advisory capacity to certain entities in the securities business, having served as a consultant to the Securities Industry Association from December 1992 to November 1993, and as its President from 1974 to December 1992. From 1955 to 1974, Mr. O'Brien served in various capacities with Bache & Co. (now Prudential Securities Incorporated), including as a general partner, Chairman of the Executive Committee and Director. Mr. O'Brien is a director of a number of mutual funds in the Neuberger & Berman mutual fund complex.

                   Directors whose terms will expire in 2000

      CHARLES A. BACIGALUPO, age 64, has been a director and the Secretary of the Company since its inception in 1981 and has served as a Senior Vice President of the Company since May 1982. He has served as a Senior Vice President and Secretary of LMWW since 1970. He is the director of LMWW's legal and compliance department. Mr. Bacigalupo is a director of Legg Mason Capital Management, Inc.

      HARRY M. FORD, JR., age 65, has been a director of the Company since its inception in 1981 and has served as a Senior Vice President of the Company since May 1982. He has been a Vice President of LMWW since 1976 and a Senior Vice President since 1978. He joined Legg & Co. in 1964. Mr. Ford's principal occupation is as a Financial Advisor with LMWW.

     MARGARET DEB. TUTWILER, age 47, has been a director of the Company since July 1995. Since May 1997, she has served as Senior Vice President for Communications and Public Affairs for the Cellular Telecommunications Industry Association. From May 1993 until May 1997, she was engaged in the public relations and strategic communications business through firms of which she was the sole or a principal owner. Prior to May 1993, she held various positions in government service, including from August 1992 to January 1993 Assistant to the President for Communications, The White House; from March 1989 to August 1992 Assistant Secretary of State for Public Affairs and Department Spokesman, U.S. Department of State; from January 1989 to March 1989 Consultant, U.S. Department of State; from November 1988 to January 1989 Senior Advisor, Transition Team, U.S. Department of State; from February 1985 to August 1988 Assistant Secretary for Public Affairs and Public Liaison, U.S. Department of the Treasury; from July 1984 to February 1985 Deputy Assistant to the President for Political Affairs, The White House; and from January 1981 to July 1984 Special Assistant to the President and Executive Assistant to the Chief of Staff, The White House.

      JAMES E. UKROP, age 60, has been a director of the Company since January 1985. Since 1975, he has been the principal executive officer of Ukrop Super Markets, Inc., which operates a chain of supermarkets in Virginia. Mr. Ukrop is a director of Owens & Minor, Inc., Vice Chairman of Richfood Holdings, Inc. and Chairman of First Market Bank.

      JOHN E. KOERNER, III, age 55, has been a director of the Company since October 1990. He has been the President of Koerner Capital Corporation, a private investment corporation, since August 1995. From 1976 until August 1995 he was President of Barq's, Inc., a soft drink producer and distributor.

      PETER F. O'MALLEY, age 59, has been a director of the Company since April 1992. He has been Of Counsel to the law firm of O'Malley, Miles, Nylen & Gilmore, P.A. and its predecessor, O'Malley & Miles, since 1989. Prior to that time he was Managing Partner of O'Malley & Miles. Mr. O'Malley currently serves as the President of Aberdeen Creek Corp., a privately-held company engaged in investment, business consulting and development activities, and is a director of Potomac Electric Power Company, Giant Food Inc. and Forensic Technologies International Corp.

COMMITTEES OF THE BOARD - BOARD MEETINGS

      The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee.

     The Audit Committee, which consists of Messrs. St. George (Chairman), O'Brien and Schipke, is primarily concerned with the effectiveness of the audits of the Company by the Company's independent auditors. Its duties include: recommending the selection of independent auditors; reviewing the scope of the audits conducted by them, as well as the results of their audits; meeting with the Company's internal auditors; and reviewing the organization and scope of the Company's internal system of accounting and financial controls.

     The Compensation Committee, which consists of Messrs. Koerner (Chairman) and Ukrop and Ms. Tutwiler, is responsible for recommending and approving the compensation of the senior executive officers of the Company. The Compensation Committee also serves as the administrative committee of certain of the Company's employee benefit plans.

     During the fiscal year ended March 31, 1998, the Board of Directors, the Audit Committee and the Compensation Committee each met four times. Each director attended 75% or more of the aggregate number of meetings of the Board and all committees of the Board on which the director served.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive an annual retainer of $15,000, a fee of $2,000 for each Board meeting attended, and reimbursement of expenses for attendance at meetings. Committee members also receive an annual retainer of $1,000 ($2,000 for the committee chair) for service in that capacity.

     Under the terms of the Legg Mason, Inc. 1988 Stock Option Plan For Non-Employee Directors (the "Plan"), which covers an aggregate of 233,333 shares of Common Stock, each non-employee director is granted, on the date he or she is first elected as a director, an option to purchase 2,000 shares of Common Stock, and, on the date of each subsequent Annual Meeting of Stockholders, an option to purchase an additional 2,000 shares. All options have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options are exercisable immediately upon the date of grant and have a ten-year term, subject to earlier termination in the event the optionee ceases to be a director of the Company. During the fiscal year ended March 31, 1998, each of Messrs. Adams, Koerner, O'Brien, O'Malley, Schipke, St. George, Ukrop and Wirth and Ms.
Tutwiler received an option to purchase 2,000 shares of Common Stock (2,666 shares after giving effect to a four-for-three stock split effected in September
1997).

     The Plan has been amended, subject to stockholder approval at this meeting, to increase the amount of the annual option grants from 2,000 shares to 3,000 shares, commencing the date of this meeting, to increase the number of shares covered by the Plan from 233,333 shares to 550,000 shares and to extend the term of the Plan until July 31, 2008. See "Proposed Amendment of Non-Employee Director Stock Option Plan."

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the ownership of Common Stock of the Company as of May 14, 1998 by each director and nominee for director, each executive officer named in the Summary Compensation Table, all executive officers, directors and nominees as a group, and each person who, to the best of the Company's knowledge, beneficially owned more than five percent of the Company's outstanding Common Stock.



                                                       COMMON
                                                        STOCK           PERCENT OF
                                                    BENEFICIALLY       OUTSTANDING
                 NAME OF OWNER(1)                  OWNED(1)(2)(3)   COMMON STOCK(1)(3)
------------------------------------------------- ---------------- -------------------
      Raymond A. Mason ..........................      688,971(4)           2.49
      James W. Brinkley .........................      361,668(5)           1.31
      Edmund J. Cashman, Jr. ....................      244,695                *
      Richard J. Himelfarb ......................      160,774                *
      Charles A. Bacigalupo .....................      133,167(6)             *
      John B. Levert, Jr. .......................      130,516                *
      Harry M. Ford, Jr. ........................       88,624                *
      W. Curtis Livingston ......................       67,747(7)             *
      James E. Ukrop ............................       55,458                *
      Edward A. Taber III .......................       45,067                *
      John E. Koerner, III ......................       28,695(8)             *
      Harold L. Adams ...........................       26,982                *
      Peter F. O'Malley .........................       25,662                *
      Roger W. Schipke ..........................       22,330                *
      Robert A. Frank ...........................       20,124(9)             *
      Edward I. O'Brien .........................       18,130                *
      Nicholas J. St. George ....................       17,332                *
      Margaret DeB. Tutwiler ....................        7,998                *
      William Wirth .............................        7,998                *
      All executive officers, directors and
       nominees as a group (25 persons) .........    2,269,182              8.08

----------
  * Less than 1%.

(1) The table does not include 2,620,490 shares, of which 1,415,459 shares are held for investment purposes on behalf of advisory clients of Alliance Capital Management L.P., an investment advisory subsidiary of The Equitable Companies Incorporated, and 1,205,031 shares are held for investment purposes by The Equitable Life Assurance Society of the United States, 1290 Avenue of the Americas, New York, New York 10104. All of the shares (9.5% of the shares outstanding) are held with sole dispositive power, 1,987,040 shares are held with sole voting power and 344,255 shares are held with shared voting power. In addition, the table does not include 2,371,718 shares (8.6% of the shares outstanding) held by investment advisory clients of Wellington Management Company, LLP ("WMC"), 75 State Street, Boston, Massachusetts 02109, as to all of which shares WMC has shared dispositive power and as to 1,672,520 of which shares WMC has shared voting power, and 1,558,297 shares (5.7% of the shares outstanding) held by investment advisory clients of GeoCapital LLC, 767 Fifth Avenue, New York, New York 10153, as to which shares GeoCapital LLC has sole dispositive power. The number of shares in the preceding information is based upon Schedule 13G reports filed by The Equitable Companies Incorporated, WMC and GeoCapital
    LLC, respectively, reporting ownership as of December 31, 1997. The percentages are based on the Company's outstanding shares as of May 14, 1998.

(2) Except as otherwise indicated and except for shares held by members of an individual's family or in trust, all shares are held with sole dispositive and voting power.

(3) Includes the following number of shares subject to options exercisable within 60 days from May 14, 1998: Mr. Mason -- 78,915; Mr. Brinkley -- 47,076; Mr. Cashman -- 23,661; Mr. Himelfarb -- 33,485; Mr. Bacigalupo -- 22,196; Mr. Ford -- 20,695; Mr. Livingston -- 12,469; Mr. Ukrop -- 22,327;
    Mr.  Taber --  44,234;  Mr.  Koerner  -- 20,662;  Mr.  Adams -- 22,327;  Mr.
    O'Malley -- 18,996; Mr. Schipke -- 11,331; Mr. Frank -- 8,333; Mr. O'Brien -- 17,330; Mr. St. George -- 2,666; Ms. Tutwiler -- 7,998; Mr. Wirth --
    7,998; and all executive officers, directors and nominees as a group -- 510,636. For purposes of determining the percent of outstanding stock, such stock options are assumed to have been exercised. Does not include shares represented by vested beneficial interests in the Legg Mason Profit Sharing Plan and Trust.

(4) Does not include 6,433 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership.

(5) Includes 2,666 shares owned by a charitable foundation of which Mr. Brinkley is a co-trustee.

(6) Does not include 26,666 shares owned by Mr. Bacigalupo's wife, as to which Mr. Bacigalupo disclaims beneficial ownership.

(7) Includes 868 shares held by Mr. Livingston as a trustee of trusts for the benefit of his children.

(8) Includes 1,200 shares owned by Mr. Koerner's children.

(9) Includes 11,791 shares subject to a debenture convertible within 60 days from May 14, 1998.

                            EXECUTIVE COMPENSATION

     The following table provides certain information concerning compensation of the Company's Chief Executive Officer and each of the five other most highly compensated executive officers for the past three fiscal years.

                          SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                  ANNUAL COMPENSATION             COMPENSATION
                                  ----------------------------------------------  -------------
                                                                    OTHER ANNUAL     OPTIONS       ALL OTHER
   NAME AND PRINCIPAL POSITION    YEAR      SALARY      BONUS(1)    COMPENSATION    GRANTED(#)   COMPENSATION(2)
   ---------------------------    ----      ------      --------    ------------    ----------   ---------------
Raymond A. Mason ................ 1998    $249,163    $3,670,000       $1,679        133,333        $ 48,172
 Chairman of the Board, President 1997     240,000     2,680,000        1,700         26,666          43,740
 and Chief Executive Officer      1996     222,000     1,835,000        1,638         26,666          41,007

James W. Brinkley ............... 1998    $223,750    $1,650,000       $1,709          9,000        $ 59,607
 Senior Executive Vice President  1997     210,000     1,100,000        1,716          9,333          38,868
                                  1996     196,170       800,000        1,007          8,000          26,462

Richard J. Himelfarb ............ 1998    $219,163    $1,450,000       $1,733         10,000        $ 14,425
 Senior Executive Vice President  1997     210,000     1,100,000        1,733          8,000          11,413
                                  1996     195,830       750,000        1,646          8,000           9,006

Robert A. Frank(3) .............. 1998    $200,000    $1,350,004           --         33,325        $215,900
 Executive Vice President         1997     116,667       759,233           --         33,333              --
                                  1996          --            --           --             --              --

Edward A. Taber III ............. 1998    $219,163    $1,300,000           --          2,000        $  7,250
 Senior Executive Vice President  1997     210,000     1,000,000           --          4,000           6,750
                                  1996     201,660       750,000           --         26,666           4,500

Edmund J. Cashman, Jr. .......... 1998    $218,330    $1,098,000           --          2,000        $ 32,920
 Senior Executive Vice President  1997     200,000     1,000,000           --          2,666          27,802
                                  1996     181,665       700,000           --          5,333          19,501

----------
(1) The Company pays discretionary incentive cash bonuses to certain executive officers whose duties are administrative and managerial or whose compensation is not solely based on commissions. The Company also sets aside in each fiscal year an executive bonus pool in an amount up to 10% of the Company's pre-tax income for the fiscal year (before deducting such bonuses). The selection of the participants in the pool, the total amount reserved for bonuses, and the allocation of incentive bonuses among the executive officers identified in this table, is determined by the Compensation Committee as described in the Compensation Committee Report on Executive Compensation.

(2) Includes for fiscal 1998 for each individual $7,250 contributed by the Company under the Company's Profit Sharing Plan. In addition, includes for fiscal 1998 for Messrs. Mason, Brinkley, Himelfarb and Cashman, respectively, $40,922, $52,357, $7,175 and $25,670 of commissions earned from securities brokerage activities; and for Mr. Frank $171,200 representing additional compensation pursuant to his employment contract and $37,450 of interest paid to him on an Executive Convertible Subordinated Debenture purchased from the Company.

(3) Mr. Frank joined the Company in August 1996. Accordingly, compensation information for fiscal 1997 commences from the date of his employment.

STOCK OPTIONS

     The following table summarizes option grants made during the fiscal year ended March 31, 1998 to the executive officers named in the Summary Compensation Table.

                         OPTION GRANTS IN FISCAL 1998

                                             INDIVIDUAL GRANTS(1)
                                 ------------------------------------------------------
                                   NUMBER OF     % OF TOTAL
                                  SECURITIES       OPTIONS
                                  UNDERLYING     GRANTED TO      EXERCISE
                                    OPTIONS       EMPLOYEES       PRICE     EXPIRATION      GRANT DATE
              NAME                  GRANTED    IN FISCAL YEAR   ($/SHARE)      DATE      PRESENT VALUE(2)
              ----                  -------    --------------   ---------      ----      ----------------
Raymond A. Mason ...............   133,333          19.49%      $  35.43       5/7/04       $1,547,089
James W. Brinkley ..............     9,000           1.32          43.56      7/23/04          122,014
Richard J. Himelfarb ...........    10,000           1.46          43.56      7/23/04          135,571
Robert A. Frank ................    33,325           4.87          43.56      7/23/04          451,790
Edward A. Taber III ............     2,000           0.29          43.56      7/23/04           27,114
Edmund J. Cashman, Jr. .........     2,000           0.29          43.56      7/23/04           27,114

----------
(1) Option grants made pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan. The exercise price of each option granted under the Plan is not less than the fair market value of the Common Stock on the grant date. Options generally are not exercisable during the first year after the date of grant, and thereafter generally vest in cumulative installments of 20% on each anniversary of the date of grant, such that the options are fully exercisable on and after 5 years from the date of grant until the seventh year following that date, subject in all cases to accelerated vesting if there is an unapproved change of control. The vesting schedules for certain of the executive officers are as follows: Mr. Mason 44,000 shares at 5/8/00; 44,000 shares at 5/8/01 and 45,333 shares at 5/8/02; Mr. Brinkley 1,800 shares at 7/24/98;  1,800 shares at 7/24/99;  1,800 shares at 7/24/00; 1,305 shares at 7/24/01 and 2,295 shares at 7/24/02; Mr. Himelfarb 2,000 shares at 7/24/98; 2,000 shares at 7/24/99; 2,000 shares at 7/24/00; 1,705 shares at
    7/24/01 and 2,295 shares at 7/24/02;  Mr.  Taber 400 shares at 7/24/98;  400 shares at 7/24/99; 404 shares at 7/24/00; 796 shares at 7/24/02. Option holders may use previously owned shares to pay all or part of the exercise price.

(2) The stock options were valued using the Black-Scholes Option Pricing Model. The following assumptions were made for purposes of calculating the Grant Date Present Value: an expected option term of 6.26 years to exercise; a dividend yield of 1.55%; stock price volatility of .2297 and .2256 for the option grants expiring on 5/7/04 and 7/23/04, respectively, based upon the daily Common Stock closing price for the 6.26 years prior to the grant date; and risk-free interest rates of 6.68% and 6.15% for the option grants expiring on 5/7/04 and 7/23/04, respectively. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions and the future performance of the Company and its Common Stock. There is no assurance the actual value realized will approximate the amount calculated under the valuation model.

     The following table summarizes option exercises during the fiscal year ended March 31, 1998 by the executive officers named in the Summary Compensation Table and the value of their unexercised options at March 31, 1998.

                 AGGREGATE OPTION EXERCISES DURING FISCAL 1998
                  AND VALUE OF OPTIONS HELD AT MARCH 31, 1998


                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                   NUMBER OF                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                                     SHARES                   OPTIONS AT MARCH 31, 1998   OPTIONS AT MARCH 31, 1998(1)
                                  ACQUIRED ON      VALUE    ----------------------------- ----------------------------
              NAME                  EXERCISE    REALIZED(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                  --------    -----------  -----------   -------------   -----------   -------------

Raymond A. Mason ...............     33,333     $1,419,099      78,915        187,079      $3,619,445     $5,377,767
James W. Brinkley ..............         --             --      59,576         27,587       2,886,257        871,611
Richard J. Himelfarb ...........     11,666        449,232      41,818         26,179       1,968,179        792,521
Robert A. Frank ................         --             --       8,333         58,325         306,821      1,451,701
Edward A. Taber III. ...........         --             --      44,234         42,930       1,883,608      1,714,098
Edmund J. Cashman, Jr. .........     10,915        494,024      23,661          9,335       1,104,588        327,123

----------
(1) Value realized and value of unexercised options are calculated by determining the difference between the fair market value of the shares underlying the options and the exercise price of the options at exercise or March 31, 1998, respectively.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Legg Mason's executive compensation program is designed to attract, motivate and retain the management talent needed to strengthen the Company's position in the financial services industry and to achieve its business objectives.

     Salaries of executive  officers  are set at levels  which the  Compensation
Committee of the Board of Directors (which committee consists entirely of non-employee directors) believes are competitive with salaries of executives in similar positions at comparable financial services companies. In addition, substantial emphasis is placed on incentive compensation directly related to short- and long-term corporate performance through annual cash bonuses and stock option grants.

     As is common in the financial services industry, a significant portion of total compensation of the Company's executive officers is paid in the form of annual bonuses. For example, in fiscal 1998, approximately 94% of the annual cash compensation of Raymond A. Mason, the Company's Chief Executive Officer ("CEO"), was paid as an annual bonus. This is intended to maximize the portion of an individual's compensation that is subject to fluctuation each year based upon corporate and individual performance, as discussed below.

     The compensation program is structured to recognize each executive's level of responsibility and to reward exceptional individual and corporate performance. The program takes into account both annual operating results and the desirability of providing incentives for future improvement. This includes the ability to implement the Company's business plans as well as to react to unanticipated external factors which can have a significant impact on corporate performance. Compensation decisions for all executives, including the CEO, are based on the same criteria.

     In carrying out its responsibilities, the Compensation Committee has from time to time availed itself of independent consulting advice in connection with its consideration of executive compensation plans. The Committee also has available to it surveys of financial services industry compensation, which include the companies comprising the peer group referenced in the Stock Performance Graph following this report.

     There are three major components of the Company's executive compensation program: base salary, short-term awards, and long-term incentive awards.

BASE SALARY

     A competitive base salary is important in fostering a career orientation among executives consistent with the long-term nature of the Company's business objectives. The Compensation Committee determines the salary of the CEO and the Company's other senior executive officers based on its consideration of the CEO's recommendations.

     Salaries and salary adjustments are based on the responsibilities, performance and experience of each executive, regular reviews of competitive positioning (comparing the Company's salary structure with that of similar companies) and business performance. While there is no specific weighting of these factors, the responsibilities, performance and experience of each executive and reviews of competitive positioning are the most important considerations.

     Raymond A. Mason, the Company's CEO, has more than 35 years of service with the Company. The Compensation Committee established his fiscal 1998 salary based upon competitive positioning and the Company's overall compensation approach, as noted above, of limiting base salary levels and emphasizing incentive compensation.

SHORT-TERM AWARDS

     Short-term cash awards to executives are directly based on the Company's fiscal year operating results and recognize contributions to the business during the fiscal year.

     The Company's Executive Incentive Compensation Plan provides for an executive bonus pool in an amount up to 10% of the Company's pre-tax income (calculated before deduction of the bonuses) for annual cash awards to the CEO and other key executive officers selected by the Committee. For fiscal 1998, the Committee selected the CEO, three of the five other executives named in the Summary Compensation Table and one executive who subsequently retired from the Company in February 1998 to be eligible for bonus awards pursuant to the Plan, and during the first quarter of the fiscal year established maximum percentage allocations of the pool for each of these individuals. Mr. Mason's maximum percentage allocation was established at 40%. The pre-established maximum percentage allocation and the specific bonus the CEO and each of the other selected executives receives within the amount determined pursuant to the pre-established percentage allocation is dependent on the executive's level of responsibility and individual performance. Levels of responsibility are evaluated annually by the Compensation Committee without regard to any specific formula. Assessments of individual performance are made annually by the Compensation Committee after receiving the evaluations and recommendations of the CEO. Such assessments are based on a number of factors, including individual and corporate performance, initiative, business judgment and management skills.

     Total bonuses to the CEO and the four selected executive officers under the Company's Executive Incentive Compensation Plan together with bonuses paid to two other executive officers whose bonuses were determined by the Compensation Committee with respect to fiscal 1998 aggregated approximately 8.2% of pre-tax income (before deduction of the cash bonuses), with 32% of such total bonuses being awarded to Mr. Mason. The portion of the total bonus pool awarded to Mr. Mason for fiscal 1998 reflects his significant personal contributions to the business and his leadership in building the Company's revenues, earnings and capital position. The award was based on the Compensation Committee's general evaluation of Mr. Mason's overall contribution as CEO to the Company's performance levels. The Compensation Committee believes that Mr. Mason's cash compensation (salary and cash bonus) was appropriate in relation to compensation of CEOs of comparable companies, including the companies comprising the peer group reflected in the Stock Performance Graph, taking into account the size and business results of Legg Mason and those companies.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, limits deductions for certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the summary compensation table in proxy statements of public companies. The Compensation Committee believes that this limitation did not result in the loss of any significant portion of the potential tax deduction to the Company for its fiscal year ended March 31, 1998.

LONG-TERM INCENTIVE AWARDS

     Long-term incentive awards, made during fiscal 1998 pursuant to the shareholder-approved Legg Mason, Inc. 1996 Equity Incentive Plan, are designed to reinforce the importance of building long-term value for the Company's stockholders.

     Stock options were the only long-term incentives granted to executive officers in fiscal 1998. The Compensation Committee believes that the regular annual grant of stock options focuses management attention on long-term growth in stockholder value and stock price appreciation. Under the plan, options have a term of up to 10 years and are granted at the fair market value of Legg Mason Common Stock on the date of grant. Generally, an initial portion of the options becomes exercisable one year from date of grant, with the balance becoming exercisable in increments over the ensuing four years. Recipients must remain in the Company's employ to exercise their options.

     The number of options that the Compensation Committee grants to executive officers is based on individual performance (determined as described under "Short-Term Awards") and level of responsibility, and is determined by the Compensation Committee after considering the recommendations of the CEO. Award levels must be sufficient in size so that executives develop strong incentives to achieve long-term corporate goals. In fiscal 1998, the Compensation Committee granted a 133,333 share stock option to Mr. Mason in order to recognize his significant contribution to the Company's strategic growth and to increase his equity in the Company.



                                        COMPENSATION COMMITTEE
                                             John E. Koerner, III, Chairman
                                             Margaret DeB. Tutwiler
                                             James E. Ukrop

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on Legg Mason's Common Stock for the last five fiscal years with the cumulative total return of the S&P 500 Stock Index and the Regional Sub-Index of the Financial Service Analytics Brokerage Stock Price Index ("FSA Regional") over the same period (assuming the investment of $100 in each on March 31, 1993, and the reinvestment of all dividends). The FSA Regional is comprised of 13 publicly held regional securities firms.



                       [STOCK PERFORMANCE GRAPHIC OMITTED]


                      Fiscal Year Ended March 31,


                        1993    1994   1995    1996    1997    1998
----------------------------------------------------------------------
 Legg Mason             $100    $ 93    $109    $137    $202    $381
----------------------------------------------------------------------
 S&P 500 Stock Index    $100    $101    $117    $155    $186    $274
----------------------------------------------------------------------
 FSA Regional           $100    $108    $113    $151    $223    $441
----------------------------------------------------------------------

                             CERTAIN TRANSACTIONS

     During fiscal 1998, the Company paid approximately $187,000 to the law firm of Ballard Spahr Andrews & Ingersoll for professional services and related expenses. The daughter of Charles A. Bacigalupo, a Senior Vice President, the Secretary and a director of the Company, is a partner of that law firm.

     During fiscal 1997, the Company engaged RTKL Associates, Inc. ("RTKL") through a competitive bid process to perform architectural and engineering services for the building to which the Company's headquarters was relocated. Approximately $980,000 was paid by the Company for such services during the fiscal year ended March 31, 1998. Harold L. Adams, a director of the Company, is the President and Chairman of RTKL.

     In the ordinary course of its business, the Company has extended credit to certain of its directors and executive officers in connection with their purchase of securities in margin accounts. Such extension of credit has not resulted in any losses to the Company and has been made on the same terms as loans to unaffiliated customers.

         PROPOSED AMENDMENT OF NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     In 1988, the Board of Directors and the stockholders of the Company adopted the Legg Mason, Inc. 1988 Stock Option Plan For Non-Employee Directors (the "Plan"), covering an aggregate of 66,667 shares of Common Stock. In 1993, the Plan was amended to increase the amount of annual option grants from 1,000 shares to 2,000 shares and to increase the number of shares covered by the Plan by 166,666 shares. Under the terms of the Plan, each non-employee director (defined as persons who are not employees of the Company at the time of election and who were not employees of the Company or a subsidiary for a period of at least 2 years prior to such election) is granted, on the date he or she is first elected as a director, an option to purchase 2,000 shares of Common Stock. After such initial election, each non-employee director is thereafter granted an option to purchase an additional 2,000 shares on the date of each Annual Meeting of Stockholders. All options have an exercise price equal to the fair market value of the Common Stock on the date of grant.

     Options granted under the Plan are non-statutory stock options which do not qualify for tax treatment under Section 422A of the Internal Revenue Code. The options become exercisable immediately upon the date of grant, provided the optionee continues to serve as a director of the Company. No option may be exercised after the expiration of 10 years from the date of grant. All options are non-transferable other than by will or the laws of descent and distribution.

     Assuming no amendment of the Plan, the number of shares presently available for additional option grants under the Plan is approximately 69,000 shares. The Board of Directors believes that the grants of stock options to non-employee directors at 100% of fair market value continues to be a desirable and useful means of linking the non-employee directors' interests with the interests of the Company's stockholders and is otherwise an important part of the Company's compensation of its non-employee directors. Accordingly, in June 1998, the Board of Directors adopted, subject to stockholder approval at this annual meeting, an amendment of the Plan to increase the amount of annual option grants from 2,000 shares to 3,000 shares, commencing the date of this meeting, to increase the number of shares covered by the Plan from 233,333 shares to 550,000 shares and to extend the term of the Plan until July 31, 2008. In addition, the amendment changes the name of the Plan to the "Legg Mason, Inc. Stock Option Plan For Non-Employee Directors". Assuming adoption of the proposed amendment, the number of shares available for option grants under the Plan prior to the annual grants on the date of this meeting will be approximately 386,000 shares, and options covering 27,000 shares will be granted on the date of this meeting.

     The table below shows the number of shares of Common Stock underlying options to be granted on July 23, 1998 to all of the Company's non-employee directors as a group. The table assumes that nine non-employee directors will each receive a grant of an option to purchase 3,000 shares of Common Stock.

                               NEW PLAN BENEFITS

                      Legg Mason, Inc. Stock Option Plan
                          For Non-Employee Directors



                                                     NUMBER OF COMMON SHARES
                           GROUP                     UNDERLYING STOCK OPTIONS
                           -----                     ------------------------
                    Non-Employee Director Group              27,000


                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected Coopers & Lybrand L.L.P. to be the independent auditors of the Company for the fiscal year ending March 31, 1999. This selection will be submitted for ratification at the Annual Meeting. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any stockholder proposal intended for inclusion in the proxy material for the 1999 Annual Meeting must be received in writing by the Company on or before February 12, 1999. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership of Common Stock. Based solely on a review of copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended March 31, 1998 its executive officers and directors complied with the Section 16(a) requirements except that reports covering a gift of 1,000 shares by James
W. Brinkley, two gifts of an aggregate of 2,310 shares by Edmund J. Cashman, Jr. and a stock option exercise for 1,333 shares by Theodore S. Kaplan were filed late.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters to come before the meeting. If any other matters should come before the meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.



                                           By order of the Board of Directors

                                           /s/ Charles A. Bacigalupo

                                           CHARLES A. BACIGALUPO
                                           Secretary

--------------------------------------------------------------------------------
                               LEGG MASON, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JULY 23, 1998

     The undersigned hereby appoints Raymond A. Mason, Charles A. Bacigalupo and Timothy C. Scheve, and each of them, as proxy, with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Legg Mason, Inc., on July 23, 1998, at 10:00 a.m., and at any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS BELOW.

1. FOR [ ] WITHHOLD [ ] The election of all Nominees listed (except as marked to the contrary):
    Nominees for the term expiring at the 2001 annual meeting
         Harold L. Adams          Edmund J. Cashman, Jr.
         W. Curtis Livingston     William Wirth

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH
                               THE NOMINEE'S NAME)

2. FOR [ ] AGAINST [ ] ABSTAIN [ ] Amendment of the Legg Mason, Inc. 1988 Stock Option Plan For Non-Employee Directors.

3. FOR [ ] AGAINST [ ] ABSTAIN [ ] Ratification of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending March 31, 1999.

4. To act upon any other matter which may properly come before the meeting or any adjournment thereof.

     THIS PROXY WILL BE VOTED ON EACH OF THE FOREGOING ITEMS AS SPECIFIED BY THE PERSON SIGNING IT, BUT IF NO SPECIFICATION IS MADE THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE OTHER PROPOSALS.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
                    IT MAY BE REVOKED PRIOR TO ITS EXERCISE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



     Receipt of notice of the meeting and proxy statement is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or adjournments thereof.


Dated:...................., 1998                  ..............................
                                                             (SEAL)

                                                  ..............................
                                                             (SEAL)

                                                  PLEASE   DATE  AND  THEN  SIGN
                                                  EXACTLY AS NAME APPEARS TO THE
                                                  LEFT.  IF SIGNING FOR A TRUST,
                                                  ESTATE,  CORPORATION  OR OTHER
                                                  LEGAL   ENTITY,   CAPACITY  OR
                                                  TITLE  SHOULD  BE  STATED.  IF
                                                  SHARES ARE JOINTLY OWNED, BOTH
                                                  OWNERS SHOULD SIGN.

  PLEASE DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

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